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                                                                    Exhibit 99.2


                   [Wallace-Reader's Digest Funds Letterhead]


                                  March 6, 2002


Mr. Richard Grubman
Managing Director
Highfields Capital
200 Clarendon Street
Boston, Massachusetts 02116

Dear Richard:

This will confirm receipt of your letter of February 27th.

As we discussed, we plan to give your proposal due consideration. However, we will not be in a position to respond by your deadline of 4:00 p.m. March 7th.

                                       Yours very truly,

                                       /s/ M. Christine DeVita

                                       M. Christine DeVita
                                       President